Exhibit 99.4

Trinity Industries, Inc
Analysts Conference Call
February 22, 2007
Comments by Steve Menzies

Thank you, Tim. Good morning!
Industry demand for railcars in North America remained strong during the 4th quarter of 2006 with orders placed for more than 17,100 railcars. This is a continuation of the strong pace which began in early 2004 and has continued throughout 2005 and 2006. Total orders for 2006 exceeded 93,800, a significant increase over the 81,000 railcars ordered in 2005.  These strong order levels continue to support our view that we are experiencing a market plateau at historically high industry demand levels. We expect railcar demand to remain healthy in most key market segments in which we compete.

As we have mentioned previously, railcar demand will shift periodically from car type to car type.  The North American railcar market is currently driven by demand for tank cars and covered hoppers serving the renewable fuels and agricultural industries.  We also see consistent demand for railcars carrying cement and aggregates used in infrastructure projects and commercial construction.  Recent order inquiries support continued demand for tank cars, covered hoppers and autoracks.  Coal car demand has subsided pending completion of rail capacity expansion projects designed to improve system fluidity.  However, we have received a modest number of coal car orders. These orders reflect the need to replace older steel coal cars as well as keen interest in design innovations in our new coal cars. Long term, we believe broad demand for coal cars will return.

As Tim mentioned, Trinity received slightly more than 10,000 railcar orders during the 4th quarter of 2006. Many of these orders will extend production lines for a variety of railcars.  Specifically, we received orders for covered hoppers for agricultural products and cement; coal cars, autoracks and tank cars.  Our customer mix was diverse as agricultural and industrial shippers, railroads, utilities and third party lessors placed orders with us during the 4th quarter.  Current inquiry levels indicate further momentum for orders for a variety of railcars for delivery through 2009.

I would like to make a few comments, at this time, regarding the renewable fuels business. The growth in ethanol and bio-diesel and the significant demand for railcars to transport these products has been a key driver behind the growth of Trinity’s railcar backlog as well as the overall railcar market. We believe that the demand for ethanol, bio-diesel and their feedstocks and co-products will be on-going. Construction schedules for a few bio-fuels projects have been delayed. In the few instances where construction delays required railcar delivery dates to be changed, it has provided us additional flexibility to meet other customers’ current needs. In summary, the development of bio-fuels economics, production technologies and logistics is in its early stages, however rail transportation will be central to this industry’s growth. We intend to work closely with the leading companies in the renewable fuels industry to ensure our products and services meet the industry’s needs.

Our production flexibility is one reason Trinity’s North American railcar production backlog increased more than 11% from the 3rd quarter 2006 to more than approximately 35,930 railcars at the end of the year.  We are pleased with our progress to convert production lines at several facilities to respond to the growth in renewable fuels. In fact, we are actually ahead of schedule providing additional, available rail cars in a very tight, near term market.  In addition, the expansion of our production at our facilities in Mexico has also progressed well. In 2006, 36% of our railcar production came from Mexico. In 2007, we expect over 42% of our total shipments to be from our facilities in Mexico. These successes are, in large part, due to our experienced supervisory personnel and established labor force combined with Trinity’s proven railcar designs and production resources. Our production teams are to be commended for their outstanding performance. We expect extended production runs of railcars serving the renewable fuels market allowing us to realize additional production efficiencies.  Our overall goal is to maximize our returns by optimizing production capabilities and product mix.  The increases in our backlog are evidence of our ability to quickly shift our production to meet changing market and customer requirements.

Trinity Industries Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 4th quarter.  Trinity shipped approximately 2,300 new railcars to its Leasing Company during the 4th quarter.  This represents about 37% of Trinity’s 4th quarter railcar shipments.  In total, we added 7,800 new railcars to our lease fleet during 2006 increasing our end of the year lease fleet from approximately 24,900 in 2005 to 30,550 as of December 31, 2006. A point of comparison that further illustrates our lease fleet growth; in 2001, our lease fleet totaled 11,800 railcars. The investment in our leasing business helps us develop long term relationships with the end users of our railcars as well as to generate a significant, long-term, stable earnings stream that reduces our susceptibility to market cycles.

Our committed lease backlog at the end of the 4th quarter increased to approximately 18,400 railcars or 51% of Trinity’s production backlog.  This backlog extends into 2008 and has been instrumental in our long term production planning.  Our fleet remains highly utilized at well over 99% at the end of 2006.  The average age of the railcars in our lease fleet is 4.6 years and the average remaining lease term is approximately six years.  Lease rates continue to rise as a result of high fleet utilization, strong levels of new car building and rising new car prices.  Our renewal rate, the number of leases renewed as a percentage of expiring leases, has been very high indicating continued strong demand for existing railcars.  Our average fleet lease rate has continued to increase quarter over quarter reflecting a high number of lease renewals and steadily rising lease rates.

In summary, we are pleased with the overall performance of our rail business. Our operational flexibility has allowed us to respond effectively to meet the changing demand among various railcar types. We continue to gain operating efficiencies through extended production runs favorably impacting operating margins. The growth of our leasing business has enabled us to meet the needs of our customers while enhancing the long term stability of Trinity. We expect our high level of performance to continue.

I’ll now turn it over to Bill McWhirter.